Exhibit 99.1

Duke Energy Carolinas
Summary of 2019 Rate Case Filing in North Carolina
(Docket E-7 Sub 1214)

•	On September 30, 2019, Duke Energy Carolinas (DEC) filed a rate case with the North Carolina Utilities Commission (NCUC) to request an approximate overall 6.0 percent increase in annualized retail revenues, or approximately $291 million:

o	The rate case filing requests an overall rate of return of 7.58% based on approval of a 10.3% return on equity and a 53% equity component of the capital structure
o	The filing is based on a North Carolina retail rate base of $15.5 billion as of June 30, 2019 and adjusted for known and measurable changes through January 2020
o	Hearings are expected to commence early next year

•	This annualized rate increase request is driven by:

Drivers	Revenue Requirement	% of Total Request
Significant plant additions and changes	$317 million	109%
Coal ash pond closure costs	$97 million	33%
Depreciation, including accelerated coal plant depreciation	$66 million	23%
Deferred storm costs	$36 million	12%
Proposed rider for return of federal and state EDIT	($155) million	(53%)
All other changes	($70) million	(24%)

•	Major capital investments[1] including pro-forma adjustments to reflect known and measurable changes include:

o	Grid investments ($2.3 billion), including Advanced Metering Infrastructure ($128 million)
o	Investment in steam plants to meet environmental obligations[2] ($689 million)
o	Dual fuel plant upgrades ($278 million)

•	Coal ash pond closure costs

o	Requests recovery of $480 million of deferred coal ash costs over 5 years. Includes amounts deferred from January 1, 2018 – January 31, 2020
o	Requests continued deferral of ongoing coal ash closure costs

1 Represents Duke Energy Carolinas total investment, which is allocated ~67% to NC.

2 Investments largely driven by dry bottom ash conversions, wastewater treatment enhancements and lined retention basin projects

•	Deferred storm costs

o	Requests recovery of $193 million of deferred storm costs over 8 years, including costs incurred to rebuild the electric system and restore power after major storms in 2018, including Hurricanes Florence and Michael and Winter Storm Diego
o	If Senate Bill 559 (currently under consideration by the N.C. General Assembly) becomes law, Duke Energy will seek to securitize these costs

•	Accelerated coal plant retirements

o	DEC is proposing to shorten the remaining depreciable lives of several coal-fired power plants. The depreciation study filed in the rate case shows the following updated retirement dates

▪	Allen Units 4 & 5 in 2024 (up from 2026)
▪	Cliffside Unit 5 in 2026 (up from 2032)

•	Grid Improvement Plan deferral request

o	Requests deferral treatment for certain costs related to investments in the transmission and distribution grid under the company’s Grid Improvement Plan

•	Request includes reductions of $155 million through a rider as a result of federal and state tax reform. This includes:

o	$123 million to return federal excess deferred income taxes (EDIT) resulting from the Tax Cuts and Jobs Act of 2017. The proposed amortization periods for federal EDIT are as follows:

▪	Protected EDIT over ARAM (~39 years)
▪	Unprotected, PP&E related over 20 years
▪	Unprotected, non-PP&E related over 5 years

o	$25 million to return deferred revenues from January through July 2018 related to the change in the federal statutory tax rate from 35% to 21%, over 5 years. Customer rates were updated to reflect the lower tax rate as of August 1, 2018.
o	$7 million to return N.C. state EDIT related to the reduction of the N.C. state income tax rate from 3% to 2.5%, over 5 years.

•	The Company has requested the NCUC approve the requested rates to be effective no later than August 1, 2020